UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2016

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2016, Verastem, Inc. (the “Company”) announced that Gregory I. Berk, M.D. had been appointed as its Chief Medical Officer, effective as of April 15, 2016, and entered into an employment agreement with Dr. Berk, effective as of April 15, 2016, governing the terms of Dr. Berk’s employment for an indefinite term.

Dr. Berk, age 58, served as President and Chief Medical Officer of Sideris Pharmaceuticals from January 2014 to December 2015, Chief Medical Officer of BIND Therapeutics from May 2012 to January 2014, and Chief Medical Officer of Intellikine from July 2011 to May 2012.  Dr. Berk served as the Senior Vice President of Global Clinical Development for Abraxis BioScience from March 2010 to May 2011 before joining Intellikine.

On April 18, 2016, the Company announced that John “Jack” Green had resigned as Chief Financial Officer of the Company, effective as of April 15, 2016.

Mr. Green will become a consultant to the Company pursuant to the terms of a consulting agreement he entered into with the Company on April 15, 2016.  Under the consulting agreement, Mr. Green will be entitled to receive $200 per hour for the services he provides to the Company, over a 12-month term.

On April 18, 2016, the Company appointed Joe Chiapponi, Vice President of Finance, as its Treasurer, principal financial officer and principal accounting officer, effective as of April 18, 2016.

Mr. Chiapponi, age 47, has served as the Company’s Vice President of Finance since January 2015 and previously served as Controller from January 2012 to December 2014.  Prior to joining the Company, from June 2007 to December 2011 Mr. Chiapponi served as the Director of Strategic Planning and Operations and in other roles at Sirtris Pharmaceuticals, which was acquired by GlaxoSmithKline in 2008.

A copy of the press release announcing the appointments of Dr. Berk and Mr. Chiapponi and Mr. Green’s resignation is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: April 18, 2016	By:	/s/ Daniel Paterson
Daniel Paterson
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Verastem, Inc. on April 18, 2016